Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 9 to Registration Statement No. 333-127405 of Form S-11 of our report dated March 31, 2008 (December 23, 2008 as to the effects of the reclassifications discussed in Note 5) relating to the consolidated financial statements and financial statement schedule of CB Richard Ellis Realty Trust and subsidiaries as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, and the effectiveness of CB Richard Ellis Realty Trust’s internal control over financial reporting as of December 31, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the reclassifications to the consolidated financial statements of certain properties as continuing operations as described in Note 5), appearing in the Current Report on Form 8-K of CB Richard Ellis Realty Trust and subsidiaries dated December 23, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
December 23, 2008